Exhibit 99.1

July 9, 2015

For Immediate Release

Urologix Announces SEC Deregistration

MINNEAPOLIS — July 9, 2015 — Urologix, Inc. (OTCQB: ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today announced its decision to terminate and suspend the registration of its stock with the Securities and Exchange Commission (the “SEC”). The Company also intends to cause its common stock to cease trading on the OTCQB and commence trading on the OTC Pink marketplace. For more information about the OTC Pink marketplace, please see www.otcmarkets.com.

The Company intends to file a Form 15 with the SEC to voluntarily deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or about July 10, 2015. As a result of the filing of the Form 15, the Company’s obligation to file certain Exchange Act reports and forms with the SEC, including Forms 10-K, 10-Q, and 8-K, will cease. Other filing requirements will terminate upon the effectiveness of the deregistration, which is expected to occur 90 days after the filing of the Form 15.

The Company’s board of directors decided to deregister and terminate Exchange Act reporting after careful consideration of the advantages and disadvantages of being an SEC reporting company. The Company’s board of directors considered many factors in making this decision, including the following:

•	the costs, both direct and indirect, associated with the preparation and filing periodic reports with the SEC, including the continually escalating costs and burdens associated with complying with recent legislation applicable to reporting companies such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;
•	the additional demands placed on management and Company personnel to comply with requirements required of registrants;
•	the historically low stock price of the Company’s common stock;
•	the nature and extent of the trading in the Company’s common stock;
•	the current level of analyst coverage and minimal liquidity for the Company’s common stock;
•	and the value of an SEC-registered entity to potential strategic partners.

The board’s decision to deregister was made in conjunction with the board’s continuing review of various strategic alternatives available to the Company, including the sale of the Company or its assets, partnering or other collaboration agreements, or a merger, reverse merger or other strategic transaction. The board of directors decided that the Company should deregister with the SEC as it believes that the cost savings outweigh the potential benefits of continuing as an SEC registered company. Without the annual accounting expenses, legal costs, and administrative burden relating to SEC reporting obligations and compliance, the Company will be able to significantly reduce its costs and focus on the pursuit of alternatives to address the Company’s obligations to its creditors, primarily Medtronic, Inc. As of June 30, 2015, the Company’s cash balance was approximately $430,000 and there was a total of $7.4 million due to Medtronic.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’s Cooled ThermoTherapy produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

For more information, please contact Scott Madson at (763) 475-1400 or investor-relations@urologix.com or to learn more about Urologix and its products and services, visit its website at www.urologix.com.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “ may,” “ will,” “ expect,” “ believe,” “ anticipate,” “ estimate” or “ continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements as to the planned deregistration of the Company’s common stock, the expected cost savings of deregistration, the Company’s ability to address its indebtedness to Medtronic, and trading on the OTC Pink marketplace. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014 and other documents filed with the Securities and Exchange Commission.